AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
RAYMOND JAMES FINANCIAL, INC.

ARTICLE I

Name

The name of this corporation shall be:  RAYMOND JAMES FINANCIAL, INC.

ARTICLE II

Term of Existence

The duration of this corporation is to be perpetual.

ARTICLE III

General Purpose

The general purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Florida Business Corporation Act, and any amendments thereto (the “FBCA”), and in connection therewith, this corporation shall have and may exercise any and all powers conferred from time to time by law upon corporations formed under the FBCA.

ARTICLE IV

Capital Stock

(A) Authorized Shares. The aggregate number of shares of stock which this corporation shall have authority to issue shall be six hundred sixty million (660,000,000), of which six hundred fifty million (650,000,000) shares shall be shares of common stock, each with a par value of one cent ($.01) (“Common Stock”) and ten million (10,000,000) shares shall be shares of preferred stock, each with a par value of ten cents ($.10) (“Preferred Stock”).

(B) Provisions Relating to Shares. The designation, relative rights, preferences and liabilities of each class of stock, itemized by class, shall be as follows:

(1) Provisions Relating to Shares of Common Stock.

(a) Each share of Common Stock shall have one vote, and, except as provided by resolution or resolutions adopted by the board of directors providing for the issue of any series of Preferred Stock, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

(b) No holder of shares of Common Stock as such shall have any preemptive right to subscribe to or acquire (i) unissued or treasury shares of this corporation of any class, (ii) securities of this corporation convertible into or carrying a right to acquire or subscribe to shares of any class or (iii) any other obligations, warrants, rights to subscribe to shares or other securities of this corporation of any class, in each case whether now or hereafter authorized.

(c) Subject to the provisions of law and to the provisions of any Preferred Stock that may be outstanding from time to time, dividends may be paid on the shares of Common Stock at such times and in such amounts as the board of directors may deem advisable.

(d) Subject to the provisions of any Preferred Stock that may be outstanding from time to time, in the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of this corporation and the amounts to which holders of Preferred Stock shall be entitled, to the remaining net assets of this corporation.

(2) Provisions Relating to Shares of Preferred Stock.

(a) The shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such designations, preferences, limitations and special rights as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors as hereinafter provided.

(b) Authority is hereby expressly granted to the board of directors, subject to the provisions of this Article IV, to divide the Preferred Stock into one or more series and with respect to each series to fix and determine by resolution or resolutions providing for the issue of such series:

(i) The number of shares to constitute such series and the distinctive designation thereof;

(ii) The dividend rate or rates to which shares of such series shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, the date or dates from which dividends shall accumulate and the quarterly dates on which dividends, if declared, shall be payable;

(iii) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;

(iv) The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of this corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates (the amount so payable upon such involuntary liquidation, dissolution or winding up, exclusive of accrued dividends, being hereinafter sometimes called the “involuntary liquidation value”);

(v) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(vi) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(vii) The voting powers, if any, of such series; and

(viii) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Section (2).

(c) All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series of Preferred Stock shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of Section (B)(2)(b) of this Article IV.

(d) Unless otherwise specifically provided in the terms of the Preferred Stock, the holders of any class of Preferred Stock of this corporation shall have no preemptive right to subscribe to or acquire (i) unissued or treasury shares of this corporation of any class, (ii) securities of this corporation convertible into or carrying a right to acquire or subscribe to shares of any class, or (iii) any other obligations, warrants, rights to subscribe to shares or other securities of this corporation of any class, in each case whether now or hereafter authorized.

(3) Provisions Relating to All Classes of Shares.

The Preferred Stock and Common Stock may be issued by this corporation from time to time for such consideration as may be determined from time to time by the board of directors subject to, and in accordance with the full discretion conferred upon the board of directors by, the FBCA. Any and all shares for which the consideration so determined shall have been paid or delivered shall be deemed fully paid shares and shall not be liable for any further call or assessment thereon; and the holders of such shares shall not be liable for any further payments in respect of such shares.

(C) Treasury Stock. The board of directors of this corporation shall have the authority to acquire by purchase and hold from time to time any shares of its issued and outstanding capital stock for such consideration and upon such terms and conditions as the board of directors in its discretion shall deem proper and reasonable in the interests of this corporation.

ARTICLE V

Vote to Effect Business Combination

The affirmative vote of two-thirds (2/3) of all the shares outstanding and entitled to vote shall be required to approve any of the following:

(A)           any merger or consolidation of the corporation with or into any other corporation;

(B)           any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of stock of this corporation pursuant to a vote of stockholders;

(C)           any sale, lease, exchange or other transfer of all, or substantially all, of the assets of this corporation to any other corporation, person or entity;

(D)           any transaction similar to, or having a similar effect as, any of the foregoing transactions.

Such affirmative vote shall be in lieu of the vote of stockholders otherwise required by law.

ARTICLE VI

Directors

(A)           Number

The business of this corporation shall be managed by or under the direction of a board of directors.  The exact number of directors shall be fixed from time to time as provided in the by‑laws of this corporation.  No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

(B)           Interested Directors

No contract or other transaction between this corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation, shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of this corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the board of directors, or a majority thereof.  Any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the board of directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

(C)           Authority to Make Long-Term Employment Contracts

The board of directors may authorize this corporation to enter into employment contracts with any executive officer for periods longer than one year, and any charter or by-law provision for annual election shall be without prejudice to the contract rights, if any, of any executive officer under such contract.

(D)           Reliance on Corporation Books

Each officer, director, or member of any committee designated by the board of directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to this corporation by any of its officials or by an independent public accountant or by an appraiser selected with reasonable care by the board of directors or by any such committee, or in relying in good faith upon other records of this corporation.

ARTICLE VII

Amendment

This corporation reserves the right to amend, alter, change or repeal any provisions contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are subject to this reservation. Every amendment shall be approved by the board of directors, proposed by them to the shareholders, and approved at a shareholders’ meeting by the affirmative vote of a majority of the stock entitled to vote thereon; provided, however, that the provisions set forth in Article V may not be altered, amended or repealed unless such alteration, amendment or repeal is approved by the affirmative vote of two-thirds (2/3) of all of the shares outstanding and entitled to vote.

CERTIFICATE OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RAYMOND JAMES FINANCIAL, INC.

The undersigned officer of Raymond James Financial, Inc. (the “corporation”) does hereby certify that at a regular meeting of the board of directors of the corporation held on December 1, 2021, at which a quorum was present and acting throughout, the board of directors authorized the preparation and filing of the Amended and Restated Articles of Incorporation of Raymond James Financial, Inc., in the form annexed hereto;

The undersigned does hereby further certify that the Amended and Restated Articles of Incorporation were approved by the shareholders of the corporation at a duly called meeting, at which a quorum was present and acting throughout, held on February 24, 2022.

IN WITNESS WHEREOF, I have executed this certificate for and on behalf of the corporation this 25th day of February, 2022.

RAYMOND JAMES FINANCIAL, INC. By: /s/ Jonathan J. Doyle Name: Jonathan J. Doyle Title: Assistant General Counsel – Securities and Corporate Governance, and Assistant Secretary